FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA
CANARGO ANNOUNCES THE SALE OF ITS INTEREST IN TETHYS PETROLEUM
August 1, 2007 — Guernsey, Channel Islands — CanArgo Energy Corporation (OSE: CNR, AMEX:CNR) (“CanArgo” or the “Corporation”) today announced that it sold its entire shareholding of 8,000,000 shares in Tethys Petroleum Limited (TSX:TPL). The gross proceeds of the sale, before commission and expenses, amounts to C$23.6 million. The settlement date will be August 3, 2007 and the net proceeds received from the sale of these shares will be used by CanArgo to repay a portion of its existing debt.
CanArgo is an independent oil and gas exploration and production company with its principal oil and gas operations currently located in Georgia.
The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbour provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.
For more information please contact:
USA
Sabin Rossi, VP External Affairs and Investor Relations
CanArgo Energy Corporation
Tel:      +1 617 669 1841
Fax:      +1 617 973 6406
e-mail: sabin@canargo.com
NORWAY
Eric Cameron
Gambit H&K AS
Tel: +47 (22) 048206